UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2017

JMP Group LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36802

Delaware (State or other jurisdiction of incorporation)	47-1632931 (IRS Employer Identification No.)
600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (Address of principal executive offices, including zip code)
(415) 835-8900 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.

On November 28, 2017, JMP Group Inc. (the “Issuer”), JMP Group LLC (the “Company”) and JMP Investment Holdings LLC (together with the Company, the “Guarantors”) completed the previously announced offering of $50.0 million, in the aggregate, of the Issuer’s 7.25% Senior Notes due 2027 (the “Notes”).

The Notes were sold pursuant to an effective Registration Statement on Form S-3 (File No. 333-217396) filed with the Securities and Exchange Commission on April 20, 2017 (the “Registration Statement”), and a related prospectus and prospectus supplement filed with the Securities and Exchange Commission, and were issued pursuant to the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of November 28, 2017, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Fourth Supplemental Indenture supplements the Indenture entered into by and between the Issuer and the Trustee, dated as of January 24, 2013 (the “Base Indenture” and, together with the Fourth Supplemental Indenture, the “Indenture”). The Underwriters may also purchase up to an additional $7.5 million of Notes from the Issuer at the public offering price, less the underwriting discount, within 30 days from the date of the prospectus supplement, to cover overallotments, if any.

The public offering price of the Notes was 100.0% of the principal amount (i.e., $50.0 million). The Issuer received net proceeds after discounts and commissions, but before expenses, of approximately $48.4 million and will use a portion of the net proceeds of the offering to redeem some or all of its outstanding 7.25% Senior Notes due 2021 or 8.00% Senior Notes due 2023 or both and the remainder, if any, for general corporate purposes. If the Underwriters exercise the overallotment option in full, the total net proceeds, before expenses, will be approximately $55.7 million.

The Notes bear interest at the rate of 7.25% per annum. Interest on the Notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2018. The Notes will mature on November 15, 2027.

The Issuer may, at its option, at any time and from time to time, on or after November 28, 2020, redeem the Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. On and after any redemption date, interest will cease to accrue on the redeemed Notes. If the Issuer is redeeming less than all of the Notes, the Trustee will select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

The Indenture also contains customary event of default and cure provisions. If an uncured default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the Notes to be immediately due and payable.

The Notes are senior unsecured obligations of the Issuer and rank equal in right of payment with the Issuer’s existing and future senior unsecured indebtedness. The Issuer’s obligations under the Notes are fully and unconditionally guaranteed by the Guarantors (the “Guarantee”). The Guarantee is the senior unsecured obligations of the Guarantors and ranks equal in right of payment with all existing and future senior unsecured liabilities of the Guarantors that are not subordinated in right of payment to the Guarantee.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note and Guarantee. Copies of the Fourth Supplemental Indenture and the form of Note and Guarantee are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference and into the Registration Statement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes and the Indenture set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

4.1	Fourth Supplemental Indenture dated as of November 28, 2017, among JMP Group Inc., JMP Group LLC, JMP Investment Holdings LLC and U.S. Bank National Association, as trustee.

4.2	Form of 7.25% Senior Note due 2027 and Notation of Guarantee (included as Exhibits A and B to Exhibit 4.1 above).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP LLC

Date: November 28, 2017	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer